Designated Filer: Elizabeth H. Weatherman

Issuer & Ticker Symbol: Talon Therapeutics, Inc. (TLON)

Date of Event Requiring Statement: January 2, 2013

       Exhibit 99.1

Explanation of Responses:

(1)  This Form 3 is filed on behalf of Elizabeth H. Weatherman.  Warburg

 Pincus Private Equity X, L.P., a Delaware limited partnership ("WP X"),

 directly beneficially owns 359,797 shares of Series A-1 Convertible

 Preferred Stock, par value $0.001 per share (the "Series A-1 Preferred"),

 of Talon Therapeutics, Inc., a Delaware corporation (the "Company"), 95,931 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share (the "Series A-2 Preferred"), and 104,652 shares of Series A-3

 Convertible Preferred Stock, par value $0.001 per share (the "Series A-3

 Preferred"), and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WPP X" and, together with WP X, the "WP X Funds"), directly beneficially owns 11,510 shares of Series A-1 Preferred, 3,069 shares of

 Series A-2 Preferred, and 3,348 shares of Series A-3 Preferred (together with the shares beneficially owned by WP X, and the additional shares of

 Series A-3 Preferred described in the following paragraph, the

 "Securities").

Pursuant to the Investment Agreement, dated as of January 9, 2012

 (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2012),the WP X Funds

 share a contractual right to acquire, in one or more separate transactions at a price per share of $100, four hundred eighty thousand

 (480,000) additional shares of Series A-3 Preferred, at any time on or before August 9, 2013, the first anniversary of the Company's receipt of marketing approval from the U.S. Food and Drug Administration for its

 Marqibo product candidate.  If the WP X Funds elect to purchase any of such additional shares of Series A-3 Preferred, Deerfield Private Design Fund,

 L.P., Deerfield Private Design International, L.P., Deerfield Special

 Situation Fund, L.P., and Deerfield Special Situations Fund International

 Limited (collectively, the "Deerfield Purchasers"), subject to certain terms and conditions, have the right to purchase ten percent (10%) of such shares which shall reduce the number of shares acquirable by the WP X Funds to the extent that the Deerfield Purchasers exercise this right.

Warburg Pincus X, L.P. is a Delaware limited partnership and the sole general partner of each of the WP X Funds ("WP X LP"). Warburg Pincus X

 LLC is a Delaware limited liability company and the sole general partner of

 WP X LP ("WP X LLC"). Warburg Pincus Partners LLC is a New York limited liability company and the sole member of WP X LLC ("WPP LLC"). Warburg

 Pincus LLC is a New York limited liability company that manages each of the

 WP X Funds ("WP LLC"). Warburg Pincus & Co. is a New York general partnership and the managing member of WPP LLC ("WP"). Charles R. Kaye and

 Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the WP X Funds,

 WP X LP, WP X LLC, WPP LLC, WP and WP LLC. WP X and WPP X share a contractual right to designate five (5) directors to the Board of Directors of the Company.  Ms. Weatherman, a designee of the WP X Funds, became a director of the Company on January 2, 2013.  Ms. Weatherman is a Member and

 Managing Director of WP LLC and a General Partner of WP.

This Form 3 shall not be deemed an admission that any reporting person or any other person referred to herein is a beneficial owner of any Securities for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as

 amended (the "Exchange Act"), or for any other purpose or that any

 Reporting Person or other person has an obligation to file this Form 3. WP

 X, WPP X, WP X LP, WP X LLC, WPP LLC and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.

By reason of the provisions of Rule 16a-1 of the Exchange Act, WP X LP, WP X

 LLC, WPP LLC, WP LLC, WP, Mr. Kaye, Mr. Landy and Ms. Weatherman may be

 deemed to be the beneficial owners of an indeterminate portion of the

 Securities that may be deemed to be beneficially owned by the WP X Funds,

 and each WP X Fund may be deemed to beneficially own an indeterminate portion of the Securities that may be deemed to be beneficially owned by the other WP X Fund. WP X LP, WP X LLC, WPP LLC, WP, WP LLC, Mr. Kaye, Mr.

 Landy and Ms. Weatherman may be deemed to have an indirect pecuniary interest in an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds. Ms. Weatherman disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein.

(2)  Each share of Series A-1 Preferred is convertible into such number of shares of common stock of the Company, par value $0.001 ("Common Stock"),

 as is equal to the accreted value of such share of Series A-1 Preferred divided by a conversion price equal to $0.736 as of January 4, 2013,

 subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences, limitations and relative rights of the Series A-1 Preferred.  The shares of Series A-1

Preferred owned by the WP X Funds are convertible into 62,026,146 shares of Common Stock as of January 4, 2013. Unless converted or redeemed pursuant to their terms, the shares of Series A-1 Preferred do not expire.

(3)  Each share of Series A-2 Preferred is convertible into such number of shares of Common Stock as is equal to the accreted value of such share of

 Series A-2 Preferred divided by a conversion price equal to $0.30 as of

 January 4, 2013, subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences,

 limitations and relative rights of the Series A-2 Preferred.  The shares of Series A-2 Preferred owned by the WP X Funds are convertible into

36,037,849 shares of Common Stock as of January 4, 2013.  Unless converted or redeemed pursuant to their terms, the shares of Series A-2

 Preferred do not expire.

(4)  Each share of Series A-3 Preferred is convertible into such number of shares of Common Stock, as is equal to the accreted value of such share of

 Series A-3 Preferred divided by a conversion price equal to $0.35 as of

 January 4, 2013, subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences,

 limitations and relative rights of the Series A-3 Preferred.  The shares of Series A-3 Preferred owned by the WP X Funds are convertible into

31,852,315 shares of Common Stock as of January 4, 2013.  Unless converted or redeemed pursuant to their terms, the shares of Series A-3

 Preferred do not expire.